EXHIBIT 10

PROTECTIVE LIFE INSURANCE COMPANY
DESCRIPTION OF ISSUANCE, TRANSFER, AND REDEMPTION PROCEDURES FOR
INDIVIDUAL MODIFIED SINGLE PREMIUM VARIABLE
AND FIXED LIFE INSURANCE POLICIES
Pursuant to Rule 6e-3(T)(b)(12)(iii)

        This document sets forth the administrative procedures that will be followed by Protective Life Insurance Company ("Protective Life" or the "Company") concerning the issuance of a Premiere Preserver or a Premiere Single Premium Plus, each an individual Modified Single Premium Variable and Fixed Life Insurance Policy (a "Policy"), the transfer of assets held thereunder, and the redemption by owner(s) of the Policy ("Owner") of their interests in such Policy.

I. PROCEDURES RELATING TO ISSUANCE AND PURCHASE OF POLICIES

  A. Application and Underwriting

        Upon receipt of a completed application, the Company will follow underwriting (e.g., evaluation of risks) procedures designed to determine whether the applicant is insurable. The underwriting policies of the Company are established by management. The Company uses information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a Policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for Policies in excess of certain prescribed amounts and for most insurance applied for by applicants over age 50. Medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.

        The Company requires blood samples to be drawn with applications for coverage over $100,000 net amount at risk (ages 16-50) or $150,000 net amount of risk (age 51 and over). Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds. The Company will not issue a Policy until the underwriting procedures have been completed.

        Insurance coverage under a Policy will begin as of the Policy Effective Date which is generally the Issue Date. If however, an initial premium is submitted with the application and the Policy is issued as applied for in the application, the Policy Effective Date will be the later of the date that the application is signed or any required medical examination is completed. Temporary life insurance coverage (including various forms of conditional receipt) may be provided under the terms of a temporary insurance (or conditional receipt) agreement. In accordance with the terms of such agreements, the total amount of insurance coverage with the Company which may become effective prior to delivery of the Policy to the Owner shall not exceed $500,000 or net amount at risk (including the amount of any life insurance and accidental death benefits then in force or applied for with the Company) and may not be in effect for more than 60 days.

        In order to obtain a more favorable Issue Age, the Company may permit Owners to "backdate" a Policy by electing a Policy Effective Date which is up to six months prior to the date of the original application. Charges will be deducted as of the new Policy Effective Date for the backdated period for Monthly Deductions.

  B. Initial Premium Processing and Premium Payments

        Premiums for the Policies will not be the same for all Owners. The Company requires that the initial premium payment for a Policy be at least $10,000.

        For Policies issued in states where, upon cancellation during the cancellation period, the Company returns at least the Owner's premium payments, the Company reserves the right to allocate the initial premium payment to the Oppenheimer Money Fund/VA sub-account or the fixed account until the expiration of the number of days in the cancellation period plus six days starting from the date the Policy is mailed from the Company's home office.

        Upon expiration of this period, the Policy value in the Oppenheimer Money Fund/VA sub-account or the fixed account and any additional premium payments will be allocated according to the Owner's allocation instructions then in effect. In all other states, the Company will allocate the initial premium payment in accordance with the Owner's instructions.

        The minimum initial premium payment required depends on a number of factors, including the age, sex and rate class of the proposed insured, the initial face amount and any supplemental riders.

        A policy will remain in force while the cash surrender value is sufficient to pay the monthly deduction. The amount of premium, if any, which must be paid to keep the Policy in force depends upon the cash surrender value of the Policy, which in turn depends on such factors as the investment experience and the amount of monthly deductions which includes cost of insurance.

        The total of all premiums paid in any Policy year may not exceed the current maximum premium limitations for that year established by Federal tax laws or by the Company. If the Owner pays a premium that would result in total premiums exceeding the current maximum premium limitations, the Company will only accept that portion of the premium that will make total premiums equal the maximum. Any premium in excess of that amount will be returned or applied as otherwise agreed and no further premiums will be accepted until allowed by the current maximum premium limitations prescribed by Federal tax law.

        Protective Life places the insured in a rate class when the Policy is issued, based on Protective's Life's underwriting of the application. This original rate class applies to the initial face amount of the Policy.

  C. Reinstatement Procedures

        The Policy may be reinstated within five years after lapse and while the insured is still living unless the Policy has been surrendered. A Policy will be reinstated upon receipt by the Company if: (1) a written application for reinstatement; (2) evidence of insurability satisfactory to the Company; (3) payment of net premiums equal to (a) all monthly deductions due upon lapse (with interest at a rate not to exceed 6%, if required by the Company) and (b) which are at least sufficient to keep the reinstated Policy in force for three months; and (4) the Owner repays or reinstates any outstanding policy debt as of the date of lapse.

        The amount of cash value in the Policy on the date the Policy is approved for reinstatement will be equal to the amount of any Policy debt reinstated or repaid at the time of reinstatement plus the net premiums paid at reinstatement minus any applicable surrender charges and premium tax recovery charges. A full monthly deduction will be charged for the month of reinstatement.

II. REDEMPTION PROCEDURES: MONTHLY DEDUCTIONS, SURRENDER AND RELATED TRANSLATIONS

        The principal policy provisions and administrative procedures regarding "redemption" transactions are summarized below. Due to the insurance nature of the Policies, the procedures that will be followed may be different from the redemption for mutual funds and contractual plans.

  A. Monthly Charges and Deductions from Policy Value

        On each Policy monthly anniversary day and Policy anniversary, the Company will deduct charges and fees from the Policy value. The monthly and annual deductions from Policy value include:

        1. Cost of Insurance Charge — This charge compensates Protective for the expense of underwriting the Death Benefit. The current charge may depend on a number of variables and therefore may vary from Policy to Policy and from Monthly Anniversary Day to Monthly Anniversary Day.

  Protective Preserver.    The current cost of insurance on a Monthly Anniversary Day is calculated by multiplying the current cost of insurance rate for the Insured by the net amount at risk under the Policy for that Monthly Anniversary Day. The maximum cost of insurance on a Monthly Anniversary Day is calculated by multiplying the guaranteed cost of insurance rate for the Insured by the net amount at risk under the Policy for that Monthly Anniversary Day. The cost of insurance charge for each increment of Face Amount is calculated separately to the extent a different cost of insurance rate applies.

  Protective Single Premium Plus.    The current monthly cost of insurance charge is the lesser of (1) .054% multiplied by the Policy Value during Policy Years 1 through 10 and .046% multiplied by the Policy Value during Policy Year 11 and thereafter or (2) the Guaranteed Maximum Monthly Cost of Insurance rates (as specified in the Policy) per $1,000 times the net amount at risk. The maximum cost of insurance on a Monthly Anniversary Day is calculated by multiplying the maximum monthly cost of insurance rate for the Insured by the net amount at risk under the Policy for that Monthly Anniversary Day. The Guaranteed Maximum Monthly Cost of Insurance rate for each increment of Face Amount is calculated separately to the extent a different cost of insurance rate applies.

        Since the cost of insurance charges on a Protective Preserver Policy and the maximum cost of insurance charges on a Protective Single Premium Plus Policy are based on the net amount at risk, these charges will increase if the Policy Value decreases due to negative investment experience in the underlying Funds.

        Cost of Insurance Rates — General.    Protective places the Insured in a rate class when the Policy is issued, based on Protective's underwriting of the application. This original rate class applies to the Initial Face Amount. When an increase in Face Amount is requested, Protective conducts underwriting before approving the increase (except as noted below) to determine whether a different rate class will apply to the increase. If the rate class for the increase has lower cost of insurance rates than the original rate class (or the rate class of a previous increase), the rate class for the increase also will be applied to the Initial Face Amount and any previous increase in Face Amount beginning as of the effective date of the current increase. If the rate class for the increase has a higher cost of insurance rate than the original rate class (or the rate class of a previous increase), the rate class for the increase will apply only to the increase in Face Amount.

        Protective guarantees that the cost of insurance rates used to calculate the monthly cost of insurance charge will not exceed the maximum cost of insurance rates set forth in the Policies. The guaranteed rates for standard classes are based on the 1980 Commissioners' Standard Ordinary Mortality Tables, Age Last Birthdate, Male or Female, Smoker or Nonsmoker Mortality Rates ("1980 CSO Tables"). The guaranteed rates for substandard classes are based on multiples of, or additions to, the 1980 CSO Tables.

        Protective's current cost of insurance rates may be less than the guaranteed rates that are set forth in the Policy. Current cost of insurance rates will be determined based on Protective's expectations as to future mortality, investment earnings, expenses, taxes, and persistency experience. These rates may change from time to time.

        Cost of insurance rates (whether guaranteed or current) for an Insured in a non-tobacco class are generally lower than guaranteed rates for an Insured of the same age and sex in a tobacco class. Cost of insurance rates (whether guaranteed or current) for an Insured in a non-tobacco, or tobacco class are generally lower than guaranteed rates for an Insured of the same age and sex and smoking status in a substandard class.

        In states where the Accelerated Death Benefit to a Policy is provided under an endorsement, an additional cost of insurance charge will apply.

        Cost of Insurance Rates — Protective Preserver.    The cost of insurance rate for a Protective Preserver Policy is based on and varies with the Issue Age, duration, sex and rate class of the Insured and on the number of years that a Policy has been in force. Protective currently places Insureds in the following rate classes, based on underwriting: Non-tobacco (ages 0-85) or Tobacco (ages 15-85) and substandard rate classes, which involve a higher mortality risk than the Non-tobacco and Tobacco classes.

        Cost of Insurance Rates — Protective Single Premium Plus.    Protective currently places Insureds in the following rate classes, based on underwriting: Non-smoker (ages 0-85) or Smoker (ages 15-85) and substandard rate classes, which involve a higher mortality risk than the Non-smoker and Smoker classes.

        2. Monthly Policy Expense Charge — This charge compensates Protective Life for sales and administrative expenses associated with the Policies and the Variable Account. These expenses relate to record keeping, processing death benefit claims, Policy loans, Policy changes, reporting, and overhead costs, processing applications and establishing Policy records and reports and other communications to Policy Owners. The current monthly policy expense charge is equal to .058% multiplied by the Policy value, which is equivalent to an annual rate of 0.70% of such amounts.

        3. Mortality and Expense Risk Charge — This monthly charge compensates Protective Life for the mortality risk it assumes if the Insured on the Policies die sooner than anticipated. The expense risk assumed is that expenses could exceed the amounts realized from charges assessed for issuing and administering the Policies and the Variable Account. This charge is deducted from assets in the sub-accounts attributable to the Policies. The maximum monthly mortality and expense charge is equal to .075% multiplied by the Variable Account Value which is equivalent to an annual rate 0.90% of such amounts for all years. Currently in Policy years 11 and thereafter, this charge is equal to .042% multiplied by the Variable Account Value which is equivalent to an annual rate of 0.50% of such amounts.

        4. Annual Maintenance Fee — The Company reserves the right to deduct a $35.00 fee from the Policy value on each Policy anniversary. Currently the Company waives this fee at each Policy anniversary if the Policy value equals or exceeds $50,000.

        5. Charges for Benefits under Riders — The Company will deduct a monthly charge for each rider to the Policy.

        6. Lapse Protection Rider — The monthly charge for this rider is .021% of the policy value which is equivalent to an annual rate of .25% of the Policy Value.

        7. Comprehensive Long-Term Care Accelerated Death Benefit Rider — The current monthly charge for this rider is $.20833 per $1,000 of Face Amount, which is equivalent to an annual rate of $2.50 per $1,000 of Face Amount.

  B. Surrenders and Partial Withdrawals

        An Owner of a Policy may submit a written request to the Company to surrender the Policy or at any time prior to the maturity date while the insured is living and while the Policy is in effect. The amount available for surrender is the surrender value as of the end of the valuation period during which the written surrender request is received, the Policy and any other required documents are submitted and received by the Company. If the Policy itself isn't returned to the Company the request must be accompanied by completed affidavit of lost policy. Amounts payable from the variable account upon surrender or a partial withdrawal will generally be paid within seven calendar days of receipt of the written request.

        Upon surrender, unless the Owner elects an available alternative settlement option the Company will pay in a lump sum the surrender value that is equal to the cash value as of the valuation day less any outstanding Policy debt which includes accrued interest less any applicable surrender charges and premium tax recovery charges. Coverage under a Policy will end as of the date of surrender.

        Through the first nine Policy years following each premium payment, a surrender charge ("contingent deferred sales charge") and premium tax recovery charge will be deducted from the Policy value if a Policy is surrendered, if a withdrawal is taken in excess of the "Annual Withdrawal Amount" or the amount by which the Policy Value exceeds premium payments made, or if a Policy lapses. These charges will be deducted before any surrender or withdrawal value is paid.

        The Annual Withdrawal Amount is the annual amount the Owner may withdraw during a Policy year and not incur a surrender charge or premium tax recovery charge. The Annual Withdrawal Amount is (i) an amount equal to ten percent of all premium payments made if the withdrawal request is received during the first policy year or (ii) is an amount equal to 10% of all premium payments made as of the last policy anniversary, net of all premium payments withdrawn, if the withdrawal request is received after the first policy year.

        The surrender charge and premium tax recovery charge for each premium payment is equal to the surrender charge percentage or premium tax charge percentage for the Policy year in which the surrender, withdrawal, or lapse of such premium payment occurs, multiplied by the aggregate amount of premium payments. The surrender charge in the first Policy year is 9% grading down to 0% in the 10th Policy year. The premium tax recovery charge in the first Policy year is 2.50% grading down to 0% in the 10th Policy year.

        The Owner may request withdrawal of the Policy value by sending a written request to the Company. The Company will withdraw the amount requested plus any applicable surrender charges and premium tax recovery charge on the aggregate amount withdrawn as of the date the request is received in the Company's home office. The Owner may elect to deduct the amount of the withdrawal from any sub-account or fixed account. If the Owner does not specify an allocation, or if the sub-account value or guaranteed account value is insufficient to carry out the request, the withdrawal will be based on the proportion that such sub-account value(s) and fixed account value, near to the Policy value less the cash value in the loan account on the valuation day immediately prior to the withdrawal.

        The death benefit will be affected by withdrawals. For each amount withdrawn, there will be a proportionate decrease in face amount inclusive of surrender and premium tax recovery charges. In order to request a withdrawal during the first Policy year the Owner must have made an initial premium payment of at least $10,000. In order to request a withdrawal on or after the first policy anniversary the Policy value as of the date the Company receives the request must be at least $10,000.

        In the event a withdrawal is requested by the Owner, the Company will reduce the face amount proportionately by the withdrawn amount plus any applicable surrender charges and premium tax recovery charges. The Company will refuse to process a withdrawal request if the effect of the withdrawal would reduce the face amount below the minimum amount in effect for Policies issued under then-current rules or if the withdrawal would cause the Policy to be disqualified as a life insurance contract under applicable tax laws, as interpreted by Protective Life.

        The decrease in the face amount will be in effect on the date the withdrawal is processed. The formula used to determine the proportionate decrease in face amount is as follows:

        Decreased Face Amount = F times (P minus W) divided by P

where	F = Current Face Amount
P = Policy Value
W = Withdrawal Amount and any applicable charges

  C. Increasing the Face Amount

        An Owner may increase the face amount of the Policy after the first policy anniversary by submitting a written request to the Company. Any increase in face amount must be at least $10,000. The Company reserves the right to require satisfactory evidence of insurability. An increase in face amount will not be accepted unless the insured's attained age is less that the current maximum issue age for the Policy.

  D. Death Benefit Claims

        While the Policy remains in force, the Company will pay the death benefit proceeds to the named beneficiary as elected by the Owner. The Company will pay the death benefit proceeds with in seven calendar days after receipt in its home office of all necessary proof of death of the insured. Payment of a death benefit proceeds may be postponed under certain circumstances, such as the New York Stock Exchange being closed for reasons other than customary weekend and holiday closings. The death benefit proceeds will be determined as of the date of the insured's death and will be equal to:

        1.  the death benefit described below; plus

        2.  any additional benefits due under any supplemental riders attached to this Policy; less

        3.  any policy debt or lien; less

        4.  any unpaid monthly deductions if the insured dies during the grace period.

        The death benefit will be the greater of (a) the face amount of insurance on the insured's date of death; or (b) a specified percentage of the policy value on the date of the insured's death as indicated on the table of percentages included in the Policy.

  E. Policy Loans

        At any time, while the insured is still living, and Owner(s) may borrow not more than 90% of the Policy cash value less any Policy debt on the date the loan request is received by the Company. Any policy loan must be for at least $500. The Owner must submit a written request for a Policy loan. Any amount due an Owner under a loan will generally be paid within seven calendar days after the Company receives a loan request.

        When a Policy loan is made, an amount equal to the loan is transferred out of the sub-account(s) and the fixed accounts and into the Policy's loan amount. The Owner can specify the sub-accounts and fixed accounts from which collateral is transferred to the loan account. If no allocation is specified, collateral is transferred from each sub-account and guaranteed account in the same proportion that the cash value in each sub-account and guaranteed account bears to the total unloaned policy value on the date that the loan is made.

        Like the guaranteed account, a Policy's loan account is part of Protective Life's general account. Except as described below, the Company will charge interest daily on any outstanding loan at an effective annual rate of 6.0%. Interest is due and payable at the end of each Policy year while a loan is outstanding. If interest is not paid when due, the interest is added to the loan principal and becomes part of the Policy debt. An amount equal to any Policy loan interest will be deducted from the sub-accounts and guaranteed account in the same proportion that each sub-account value and guaranteed account value bear to the total unloaned Policy value.

        The loan account is credited with interest at an effective annual rate of not less than the guaranteed interest rate for the guaranteed account. On each Policy anniversary, the interest earned on the loan account will be transferred to the sub-account(s) and the guaranteed account in the same proportion that premium payments are allocated. The Company determines the rate of interest to be credited to the loan account in advance of each calendar year. The rate, once determined, is applied to the calendar year that follows the date of determination.

        The Owner may request a preferred loan of that portion of the Policy surrender value that exceeds the total of all premium payments made since issue. The amount of a loan that qualifies as a preferred loan is calculated as of the date a request for a loan is received and on each policy anniversary. The Company will charge interest on the preferred loan at a rate not to exceed the rate specified in the Policy at issue.

        If the Insured dies while a loan is outstanding, the Policy debt is deducted from the death benefit in calculating the death benefit proceeds.

        A Policy loan may be repaid in whole or in part at any time while the insured is living and the Policy is in force. Loan repayments will be credited as of the date they are received in the Company's home office. When a loan repayment is made, Policy value in the loan account in an amount equal to the repayment will be transferred from the loan account to the sub-accounts and/or the fixed accounts in accordance with current premium payment allocations unless the owner specifies otherwise. Amounts paid while a Policy loan is outstanding will be treated as repayment of indebtedness.

III. TRANSFERS

        A Policy's policy value, except amounts credited to the loan account, may be transferred among the sub-accounts and between the fixed account which is a part of the Company's general account and the sub-accounts.

        Upon receipt of written notice or a telephone request from the Owner, the Company will accept transfer requests subject to the limitations described below. Transfer requests will be accepted at any time on or after the later of the follows: (1) thirty days after the Policy effective date, or (2) six days after the expiration of the cancellation period. Transfers (including telephone transfers) are processed as of the date the request is received by the Company. The minimum amount of Policy value that may be transferred is the lesser of: (1) $100; or (2) the entire Policy value in any sub-account or guaranteed account from which the transfer is made. If, after the transfer, the Policy value remaining in a sub-account or guaranteed account is less that $100, the Company reserves the right to transfer the entire amount instead of the requested amount. The Company also reserves the right to limit transfers to 12 per Policy year and to charge a transfer fee for each additional transfer over 12 in any Policy year. If imposed, the fee will be deducted from the sub-accounts and guaranteed account on a proportionate basis. If an amount is being transferred from more than one sub-account or guaranteed account, the transfer fee will be deducted proportionately from the amount being transferred from each.

        Telephone transfers may be made upon instructions given by telephone, provided the appropriate election has been made on the application or written authorization is provided. Protective Life requires a form of personal identification before acting on these telephone instructions. All transfer requests made by telephone instruction will be recorded as a method of documenting authenticity. A confirmation of all instructions received by telephone will be mailed to the Owner to determine if they are genuine.

        The Company currently intends to allow transfers for the foreseeable future, although the Prospectus provides that the Company may at any time, for any class of Policies, modify, restrict, suspend, or eliminate the transfer privilege (including telephone transfers). In particular, we reserve the right not to honor transfer requests by a third party holding a power of attorney from an Owner where that third party requests simultaneous transfers on behalf or the owners of two or more Policies.

        The Owner may direct the Company to systematically and automatically transfer, on a monthly or quarterly basis, specified dollar amounts from or to the guaranteed account or any sub-account(s). (However, amounts may not be transferred to a dollar cost averaging segment of the guaranteed account.) This is known as the dollar cost averaging method of investment. By transferring on a regularly scheduled basis as opposed to allocating the total amount at one time, an Owner may be less susceptible to the impact of market fluctuations in sub-account unit values. The Company makes no guarantee that the dollar cost averaging method will result in a profit or protect against loss. The Company reserves the right to assess a processing fee for this service. The Company reserves the right to stop offering dollar cost averaging upon 30 days written notice.

        The Owner may elect dollar cost averaging for periods of at least 12 months. At least $100 must be transferred on a monthly or quarterly basis. Dollar-cost averaging transfers may commence on any day of the month that the Owner requests, except the 29th, 30th, or 31st.

        The Company will continue to process dollar cost averaging transfers until the earlier of the following:

        (1)  the designated number of transfers has been completed;

        (2)  the account value in the source is depleted;

        (3)  the Owner, by written notice, instructs the Company to cease the automatic transfers;

        (4)  a grace period begins under the Policy; or

        (5)  the maximum amount of Policy value has been transferred under a dollar cost averaging election.

        The Owner may direct the Company to systematically and automatically transfer on a quarterly, semiannual, or annual basis, account value among specified sub-accounts. This is known as the portfolio rebalancing method of investment and is done to achieve a particular percentage allocation among such sub-accounts. By transferring on a regularly scheduled basis as opposed to allocating the total amount at one time, an Owner may be less susceptible to the impact of market fluctuations in sub-account unit values. The fixed account value will not be considered in the automatic transfer process. The Company makes no guarantee that the portfolio rebalancing method will result in a profit or protect against loss. The Company reserves the right to assess a processing fee for this service. The Company reserves the right to stop offering portfolio rebalancing upon 30 days written notice.

        The Applicant/Owner can elect portfolio rebalancing at the time of application or any time thereafter by submitting a written request to the Company. This feature is available on a quarterly, semiannual, and annual basis and may commence on any day of the month that the Owner requests, except the 29th, 30th or 31st. Once elected, portfolio rebalancing will begin on the first modal anniversary following the election unless otherwise directed by the Owner.

        The Company will continue to process these automatic transfers until the earlier of the following:

        (1)  sub-account values are depleted;

        (2)  the Owner requests the company to cease the automatic transfers, by written notice. This can also be requested by telephone if the Owner previously authorized us to take telephone instructions.

IV. REFUNDS

        The right to examine and cancel the policy is as defined in the Policy. The Owner may cancel a Policy for a refund during the cancellation period by returning it to the Company's home office or to the sales representative who sold it along with a written request. The cancellation period is determined by the law of the state in which the application is signed and is shown in the Policy. In most states, it expires at the latest of: (1) 10 days after the Owner receives the Policy; or (2) 45 days after the Owner signs the application. Return of the Policy by mail is effective when it is received at the home office.

        Within seven calendar days after receiving the returned Policy, the Company will refund (i) the difference between premiums paid and amounts allocated to the fixed account or the variable account, plus (ii) guaranteed account value determined as of the date the returned Policy is received, plus (iii) variable account value determined as of the date the returned Policy is received. This amount may be more or less than the aggregate premium payments. In states where required, the Company will refund Premium Payments to the Owner of the Policy.

  B. Suicide

        If the insured commits suicide, while sane or insane, within two years from the Policy effective date, the death benefit will be limited to the premiums paid before death, less any Policy debt and less any withdrawals. If the insured commits suicide, while sane or insane, within two years after an increase in face amount, the death benefit with respect to such increase shall be limited to the sum of the monthly cost of insurance charges deducted for such increase.

  C. Representations and Contestability

        The Company cannot bring any legal action to contest the validity of this Policy or a supplemental rider after it has been in force during the lifetime of the Insured for the Policy or any supplemental rider for two years from the Policy effective date or the effective date of the rider, unless fraud is involved. The Company also has the right to contest the validity of any policy change based on material misstatements made in any application for that change and any reinstatement of benefits after the benefits have been in force during the lifetime of the Insured for two years from the effective date of the addition of the benefit or from the date the Company approves the reinstatement application unless fraud is involved.

  D. Misstatement of Age or Sex

        Questions in the application concern the insured's date of birth and sex. If the date or birth or sex given in the application or any application for supplemental riders is not correct, the death benefit and any benefits provided under any riders to this Policy will be adjusted to those that would have been purchased at issue (or, in the case of an increase in face amount, at the effective date of such increase) at the correct age and sex.